Exhibit 16(c)(xxiii)

HIGHLY CONFIDENTIAL PRELIMINARY WORKING DRAFT FOR DISCUSSION – SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Project Savanna DISCUSSION MATERIALS JANUARY 24, 2024 HIGHLY CONFIDENTIAL PRELIMINARY WORKING DRAFT FOR DISCUSSION – SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Confidential Treatment Requested on 1 page, confidential information filed separately with the SEC

HIGHLY CONFIDENTIAL PRELIMINARY WORKING DRAFT FOR DISCUSSION – SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Houlihan Lokey Situation Overview 2 ƒ Sharecare received proposals from Claritas Capital on October 3rd and on October 8th, 2023 ƒ On October 11th, Claritas filed an amended 13D statement, publicly disclosing its offer ƒ Following an inbound inquiry in early November, management has also engaged with the leadership of , owner of , backed by and Acquisition Proposals Shareholder Feedback ƒ Several shareholders have communicated to management their desire for greater transparency around Sharecare’s consideration of the Claritas proposal ƒ Certain shareholders have indicated that they may potentially seek to nominate a slate of Board directors during the upcoming proxy window Q4 Earnings ƒ Impact of the discussions may need to be disclosed with Q4 earnings, tentatively scheduled for March 13th, potentially introducing additional pressure on the Company’s share price Objectives ƒ Considering the above, and subject to Board approval, management intends to: » Request proposals from Claritas and which would then be reviewed with the Board in comparison to the various alternatives available to the Company, at which point the Board could decide on next steps ௅ Should the Board elect to proceed in sale discussions, management would endeavor to engage with potential buyers at a pace that would position the Company to announce a transaction concurrently with Q4 earnings ௅ Subject to the Board’s decision on next steps, management and Houlihan Lokey would develop a plan to engage with shareholders ௅ In case a sale transaction could not be announced with Q4 earnings, management and HL would work to cultivate an option whereby the company could potentially raise capital to fund a share repurchase or tender offer, thereby supporting the share price following earnings *Confidential treatment requested

HIGHLY CONFIDENTIAL PRELIMINARY WORKING DRAFT FOR DISCUSSION – SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Houlihan Lokey Illustrative Process Timeline 3 January February March Week of: 22 29 5 12 19 26 4 11 18 Receive proposals Review proposals and alternatives with Board Facilitate diligence Circulate draft contract and request issues list prior to bid deadline Receive final proposals Review final proposals and alternatives with Board Finalize negotiations Sign definitive agreements and announce transaction Management would continually update Board throughout process

HIGHLY CONFIDENTIAL PRELIMINARY WORKING DRAFT FOR DISCUSSION – SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Appendix

HIGHLY CONFIDENTIAL PRELIMINARY WORKING DRAFT FOR DISCUSSION – SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Houlihan Lokey Market Backdrop Digital Health Valuation Multiples: EV / NTM Revenue Source: Capital IQ as of 1/22/2024. Note: Figures shown on this page are sourced directly from Capital IQ for illustrative purposes and therefore may differ from figures shown on other pages. 5 Valuation multiples have normalized at significantly lower levels since Sharecare went public in 2021 3.2x 2.2x 1.9x 2.0x 1.4x NMF 0.6x 1.5x LTM Current Avg. 3.6x 2.2x 1.9x 2.1x 1.7x NMF 0.9x 1.7x 6/1/22 – Current Delta +0.8x (0.4x) +1.1x (0.3x) (0.9x) (0.5x) (1.0x) 0.0x NMF 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x

HIGHLY CONFIDENTIAL PRELIMINARY WORKING DRAFT FOR DISCUSSION – SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Houlihan Lokey Market Backdrop Digital Health SPAC Performance Since July 2021 Source: Capital IQ as of 1/22/2024. Note: Figures shown on this page are sourced directly from Capital IQ for illustrative purposes and therefore may differ from figures shown on other pages. 6 Healthcare companies listing via SPAC have underperformed in the public markets, largely trading at a fraction of their issuance price 7/2/21 – Current Delta (4%) (70%) (89%) (91%) (92%) (93%) (95%) (99%) (100%) (100%) (100%) ALIT TALK SHCR BFLY CLOV ME OWLT WGS UPHL CANO BBLNF (100.0%) (80.0%) (60.0%) (40.0%) (20.0%) 0.0% 20.0% 40.0% 60.0% Jul-21 Oct-21 Jan-22 Apr-22 Jul-22 Oct-22 Jan-23 Apr-23 Jul-23 Oct-23 Jan-24 Alight (ALIT) Butterfly Network (BFLY) Talkspace (TALK) 23andMe (ME) Cano Health (CANO) Owlet Baby Care (OWLT) Sema4 (WGS) UpHealth (UPHL) Babylon (BBLNF) Clover Health (CLOV) Sharecare (SHCR)

Market Backdrop

Digital Health SPAC Performance vs. Initial Projections

HIGHLY CONFIDENTIAL
PRELIMINARY WORKING DRAFT
FOR DISCUSSION – SUBJECT TO CHANGE
FOR INFORMATIONAL PURPOSES ONLY

($ in millions)

Healthcare companies listing via SPAC or IPO in 2020 – 2021 have largely missed both management and consensus projections and are trading at a fraction of their issuance price

	Public Year	Revenue Projections at Go-Public 2021E	2022E	2023E	Actual Perf. / Current Estimates 2021A	2022A	2023E	% Overperformance / (Underperf.) 2021A	2022A	2023E	Stock Price Perf. Since Going Public
Savanna	**2021**	**$396**	**$512**	**$629**	**$413**	**$442**	**$455**	**4%**	**(14%)**	**(28%)**	**(90%)**
Selected SPACs:											
Alight (ALIT)	2021	$2,720	$2,909	$3,235	$2,873	$3,089	$3,483	6%	6%	8%	(13%)
Butterfly Network (BFLY)	2021	78	138	235	63	73	65	(20%)	(47%)	(73%)	(89%)
Talkspace (TALK)	2021	125	205	285	114	120	146	(9%)	(42%)	(49%)	(77%)
23andMe (ME)	2021	256	317	400	272	299	298	6%	(6%)	(25%)	(93%)
Cano Health (CANO)[1]	2021	1,565	2,524	3,293	1,609	2,739	3,140	3%	9%	(5%)	(100%)
Owlet Baby Care (OWLT)	2021	107	175	316	76	69	54	(29%)	(60%)	(83%)	(95%)
Sema4 (WGS)	2021	265	360	504	212	235	193	(20%)	(35%)	(62%)	(99%)
UpHealth (UPHL)[2]	2021	194	346	377	124	159	146	(36%)	(54%)	(61%)	(100%)
Babylon (BBLNF)[3]	2021	321	710	1,484	321	1,110	NA	(0%)	56%	NA	(100%)
Median of Selected SPACs (excl. Saturn)								**(9%)**	**(35%)**	**(55%)**	**(95%)**
Average of Selected SPACs (excl. Saturn)								**(11%)**	**(19%)**	**(44%)**	**(85%)**
Selected IPOs:											
Doximity (DOCS)[4]	2021	$278	$364	$465	$344	$419	$418	24%	15%	(10%)	21%
Accolade (ACCD)[5]	2020	257	364	473	275	358	$364	7%	(2%)	(23%)	(45%)
AmWell (AMWL)[6]	2020	258	331	429	253	277	$259	(2%)	(16%)	(40%)	(94%)
Median of Selected IPOs								**7%**	**(2%)**	**(23%)**	**(45%)**
Average of Selected IPOs								**10%**	**(1%)**	**(24%)**	**(39%)**
Median of Selected SPACs and IPOs (excl. Saturn)								**(1%)**	**(11%)**	**(40%)**	**(93%)**
Average of Selected SPACs and IPOs (excl. Saturn)								**(6%)**	**(15%)**	**(38%)**	**(74%)**

Source: Capital IQ, public filings and press releases.
SPAC revenue projections at go-public sourced from SPAC investor presentations when the transactions were announced. Actual Performance / Current Estimates and current share price from Capital IQ as of 1/22/2024. IPO price from press releases.
(1) Revenue projections at go-public per research as of 8/17/21 (2 months following SPAC transaction close) to capture the impact of material acquisitions (University Health Care and DMC).
(2) UpHealth did not provide 2023 projections in its SPAC investor presentation; 2023E revenue projection at go-public per research as of 7/13/21 (1 month following SPAC transaction close).
(3) Babylon 2023E current estimated revenue as of 5/15/23, prior to the last two coverage banks dropping coverage.
(4) Revenue projections at go-public as of 7/24/21 (1 month following IPO). Note that revenue figures reflect FYE March 2022, March 2023, and March 2024, respectively.
(5) Revenue projections at go-public per research as of 6/17/21 (12 months following IPO) to capture the impact of material acquisitions (2nd.MD and PlushCare).
(6) Revenue projections at go-public as of 10/13/20 (1 month following IPO).

Houlihan Lokey 7

Management Guidance vs. Actual Performance

HIGHLY CONFIDENTIAL
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($ in millions, except per share data)

Sharecare's share price has continued to decline despite the Company beating guidance

Fiscal Year Ends December 31	2023A		
	Q1-23	Q2-23	Q3-23
Savanna Quarterly Performance vs. Guidance & Street Consensus			
Total Revenue	**$116.3**	**$110.4**	**$113.3**
YoY Growth %	15.5%	6.3%	(1.1%)
Guidance (Low)	111.0	109.5	111.0
Guidance (High)	113.0	110.5	113.0
% Beat / (Miss)	**3.8%**	**0.4%**	**1.2%**
Adjusted EBITDA	**$2.1**	**$3.8**	**$9.6**
EBITDA Margin %	*1.8%*	*3.4%*	*8.5%*
Guidance (Low)	1.0	2.5	8.0
Guidance (High)	2.0	3.5	10.0
% Beat / (Miss)	**40.0%**	**26.7%**	**6.7%**
Total Revenue	**$116.3**	**$110.4**	**$113.3**
Street Consensus Pre-Earnings Announcement	111.0	109.8	113.1
% Beat / (Miss)	**4.8%**	**0.5%**	**0.2%**
Adjusted EBITDA	**$2.1**	**$3.8**	**$9.6**
Street Consensus Pre-Earnings Announcement	1.2	3.0	9.0
% Beat / (Miss)	**75.0%**	**26.7%**	**6.7%**
Share Price Pre-Announcement	**$1.50**	**$1.23**	**$1.07**
1-Day Share Price Impact	**6.0%**	**(3.3%)**	**(2.8%)**
7-Day Share Price Impact	**(6.7%)**	**(11.4%)**	**(15.5%)**
21-Day Share Price Impact	**10.0%**	**(29.1%)**	**(9.5%)**

Source: Capital IQ and FactSet as of 1/22/2024.
Note: Figures shown on this page are sourced directly from Capital IQ and FactSet for illustrative purposes and therefore may differ from figures shown on other pages.

Houlihan Lokey | 8